ZALICUS

ZALICUS LICENSEE, SANOFI, PROVIDES STATUS UPDATE ON PREDNISPORIN (FOV-1101)

Sanofi to Continue Product Development Under a Third-Party Sublicense

CAMBRIDGE, Mass. – October 25, 2012 – Zalicus Inc. (NASDAQ: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced that Sanofi provided an update on the development status of Prednisporin™ (FOV1101) during the course of Sanofi’s quarterly financial and R&D pipeline update on October 25, 2012. Prednisporin is a fixed dose combination of prednisolone acetate and cyclosporine A being developed for certain ophthalmologic indications including persistent allergic conjunctivitis. Prednisporin and was licensed by Zalicus to Fovea Pharmaceuticals SA (now a division of Sanofi) in January 2006.

Based on a recent review of prior Phase 2b results for Prednisporin, Sanofi has reassessed the commercial profile for Prednisporin and has made the decision to continue the development of Prednisporin under a sublicense agreement to be entered into with a third party to be identified by Sanofi. The terms of the Second Amended and Restated Research and License Agreement between Zalicus and Sanofi allows Sanofi to sublicense its rights to develop and commercialize Prednisporin on a global basis, and the milestones and royalties due to Zalicus for successful development and commercialization of Prednisporin would continue to apply in the event Sanofi sublicenses the rights to Prednisporin.

"We are pleased that Prednisporin remains in the Sanofi clinical development pipeline and anticipate that the proposed sublicense by Sanofi will allow for the continued clinical development and potential commercialization of Prednisporin," commented Mark H.N. Corrigan, MD, President and CEO of Zalicus.

About Prednisporin (FOV1101)

Zalicus entered into a research and license agreement with Fovea Pharmaceuticals SA, now a division of Sanofi, in January 2006. Under the agreement, Sanofi received an exclusive worldwide license to Prednisporin (FOV1101) and agreed to fund the development of Prednisporin for certain ophthalmic diseases. Sanofi has advanced Prednisporin into Phase 2b clinical development for persistent allergic conjunctivitis. For Prednisporin, Zalicus has received payments totaling $1.5 million, and is eligible to receive up to $39 million in development and regulatory milestone payments. Zalicus is also eligible to receive royalties on net sales of Prednisporin by Sanofi or any future sublicensee.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944, and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product candidate Prednisporin (FOV1101), its potential, and Sanofi’s plans to sublicense it for further clinical development and commercialization. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and Prednisporin (FOV1101) may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the clinical development of Prednisporin (FOV1101), the ability of Sanofi to successfully sublicense Prednisporin to a third party, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2012 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com